Exhibit 99.1

The Michaels Companies Announces Fourth Quarter and Full Year Fiscal 2019 Results

IRVING, Texas--(BUSINESS WIRE)--March 17, 2020--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the fourth quarter and full year fiscal 2019 ended February 1, 2020.

“Our fourth quarter results were consistent with our expectations, reflecting underlying business trends and the anticipated headwinds of a shorter holiday selling season. This was partially offset by improvements to our execution on seasonal transitions and events during the fourth quarter. We also made strong progress on the implementation of our ‘Maker’ strategy, which provides a clear roadmap for future growth,” said Mark Cosby, Chief Executive Officer. “Looking ahead, I am confident in Ashley’s leadership as he and the entire team work to position Michaels to deliver sustainable growth and profitability over time.”

Cosby continued, “We are closely monitoring the rapidly changing developments from the Coronavirus outbreak, and Ashley is leading the efforts of our crisis team. The safety of our customers and our employees is our top priority during this challenging time. We are also assessing the potential impact on our business and, at this time, do not anticipate material supply chain disruptions during our first quarter. On the demand side, we have seen some evidence of slowing sales in certain categories and slightly increased conversion in our ecommerce business over the past few days. These are early observations and we will have more information as events unfold. In the meantime, we believe we have ample liquidity and considerable financial flexibility to navigate this uncertainty and position Michaels for future success.”

Ashley Buchanan, Chief Executive Officer Designate, said, “Since joining Michaels in early January, I have focused on the areas where we can improve our execution, as well as the key initiatives that will drive us forward. There is more work to do, and I am committed to taking the necessary actions to improve both our operations as well as our customer experience. The path ahead will likely not be linear, but I am confident that the successful execution of our ‘Maker’ strategy will best position Michaels for sales growth, enhanced profitability and free cash flow generation in the future.”

Key Financial Results:

	13 Weeks Ended February 1, 2020	13 Weeks Ended February 2, 2019	Growth	52 Weeks Ended February 1, 2020	52 Weeks Ended February 2, 2019	Growth
Net Sales	$1,722.6M	$1,789.1M	-3.7%	$5,072.0M	$5,271.9M	-3.8%
Comp. Store Sales	-2.4%	-0.4%		-1.9%	+0.8%
Operating Income	$275.0M	$273.2M	0.6%	$515.0M	$563.6M	-8.6%
Net Income	$181.7M	$181.4M	0.1%	$272.6M	$319.5M	-14.7%
EPS (diluted)	$1.24	$1.15	7.8%	$1.78	$1.86	-4.3%
Adjusted Operating Income[1]	$278.6M	$333.2M	-16.4%	$572.6M	$671.7M	-14.7%
Adjusted Net Income[1]	$185.1M	$227.1M	-18.5%	$323.8M	$404.2M	-19.9%
Adjusted EPS[1] (diluted)	$1.26	$1.44	-12.5%	$2.11	$2.35	-10.2%

1 See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.

Fourth Quarter Fiscal 2019:

  The decline in sales for the fourth quarter of fiscal 2019 compared to the prior year period is due to lower comparable store sales, the closure of our Pat Catan’s stores during the fourth quarter of fiscal 2018, and a decrease in wholesale revenue. This was partially offset by sales related to 16 additional Michaels stores (net of closures) since the end of the fourth quarter of fiscal 2018.
  At the end of the fourth quarter of fiscal 2019, the Company operated 1,274 Michaels stores.
  Operating income was $275.0 million compared to $273.2 million in the fourth quarter of fiscal 2018. Adjusted operating income for the fourth quarter of fiscal 2019 was $278.6 million compared to $333.2 million in the fourth quarter of fiscal 2018. A full reconciliation of Adjusted operating income is available within the tables of this press release.

Full Year Fiscal 2019:

  The decrease in net sales was primarily due to the closure of our Pat Catan’s and Aaron Brothers stores during fiscal 2018, lower comparable store sales and a decrease in wholesale revenue. The decrease in net sales was partially offset by the operation of 16 additional Michaels stores (net of closures) during fiscal 2019.
  Operating income was $515.0 million compared to $563.6 million for the full-year fiscal 2018. Adjusted operating income for fiscal 2019 was $572.6 million compared to $671.7 million in fiscal 2018. A full reconciliation of Adjusted operating income is available within the tables of this press release.
  During fiscal 2019, the Company repurchased 11.6 million shares, or $105.1 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $293.5 million.
  During fiscal 2019, the Company reported cash flows from operations of $493 million, and free cash flow, defined as cash flows from operations less capital expenditures, of $373 million.
  The Company ended fiscal 2019 with a cash balance of $410 million and considerable borrowing capacity remaining under its revolving credit facility.

Outlook:

In light of the rapidly changing developments arising from the Coronavirus outbreak, the Company is not providing a formal full year outlook for Fiscal Year 2020 at this time. We are, however, providing a baseline outlook for the first quarter that excludes any potential impact from the Coronavirus outbreak.

For the first quarter of fiscal 2020, and prior to any impact from the Coronavirus situation, the Company expected:

  Net sales to be between $1.08 billion and $1.10 billion
  Comparable store sales to be in the range of -1.5% to 0.0%
  Adjusted operating income to be between $74 million and $82 million
  Before considering potential impacts to our business from the Coronavirus outbreak, we expect our overall performance to improve in the second half of the year as compared to the first half. In addition, we expect adjusted operating income in the second quarter of fiscal 2020 to be materially lower when compared to the prior year period due to higher margins in the second quarter last year ahead of the impact of tariffs.

Conference Call Information

A conference call to discuss fourth quarter and full year financial results is scheduled for today, March 17, 2020, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10138575. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 3 months after the call. Additionally, a telephone replay will be available until March 31, 2020, by dialing (877) 344-7529 or (412) 317-0088, access code 10138575.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating income, adjusted diluted earnings per share, adjusted net income, EBITDA and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2019 results on a comparable basis with its quarterly and fiscal 2018 results.

This press release also includes expected adjusted operating income. The Company does not provide an expected GAAP operating income range or a reconciliation of adjusted operating income because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amount or timing of the recognition of expenses associated with the adjusted items.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, including with respect to store openings and former A.C. Moore stores, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,270 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, Canada.michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,722,608	$1,789,109	$5,072,037	$5,271,944
Cost of sales and occupancy expense	1,076,610	1,074,285	3,199,780	3,248,276
Gross profit	645,998	714,824	1,872,257	2,023,668
Selling, general and administrative	370,803	381,211	1,304,280	1,351,401
Restructure and impairment charges	—	59,960	48,332	104,238
Store pre-opening costs	238	423	4,608	4,417
Operating income	274,957	273,230	515,037	563,612
Interest expense	37,816	37,592	154,090	147,085
Losses on early extinguishments of debt and refinancing costs	—	—	1,316	1,835
Other (income) expense, net	(1,671)	283	1,260	(2,362)
Income before income taxes	238,812	235,355	358,371	417,054
Income taxes	57,161	53,952	85,776	97,509
Net income	$181,651	$181,403	$272,595	$319,545

Other comprehensive income, net of tax:
Foreign currency and interest rate swaps	85	(7,668)	(8,273)	(10,898)
Comprehensive income	$181,736	$173,735	$264,322	$308,647

Earnings per common share:
Basic	$1.24	$1.15	$1.78	$1.87
Diluted	$1.24	$1.15	$1.78	$1.86
Weighted-average common shares outstanding:
Basic	146,638	157,593	153,134	170,610
Diluted	146,701	157,879	153,202	171,378

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.5	60.0	63.1	61.6
Gross profit	37.5	40.0	36.9	38.4
Selling, general and administrative	21.5	21.3	25.7	25.6
Restructure and impairment charges	—	3.4	1.0	2.0
Store pre-opening costs	—	—	0.1	0.1
Operating income	16.0	15.3	10.2	10.7
Interest expense	2.2	2.1	3.0	2.8
Losses on early extinguishments of debt and refinancing costs	—	—	—	—
Other (income) expense, net	(0.1)	—	—	—
Income before income taxes	13.9	13.2	7.1	7.9
Income taxes	3.3	3.0	1.7	1.8
Net income	10.5%	10.1%	5.4%	6.1%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	February 1,	February 2,
(in thousands, except per share data)	2020	2019
ASSETS
Current Assets:
Cash and equivalents	$409,964	$245,887
Merchandise inventories	1,097,109	1,108,715
Prepaid expenses and other	62,287	98,659
Accounts receivable, net	30,442	62,263
Total current assets	1,599,802	1,515,524
Property and equipment, net	430,432	439,077
Operating lease assets	1,610,013	—
Goodwill	94,290	112,069
Other intangible assets, net	66,417	17,238
Deferred income taxes	18,201	25,005
Other assets	18,940	19,423
Total assets	$3,838,095	$2,128,336

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$476,298	$485,004
Accrued liabilities and other	347,136	378,742
Current portion of operating lease liabilities	306,796	—
Current portion of long-term debt	24,900	24,900
Income taxes payable	41,236	43,907
Total current liabilities	1,196,366	932,553
Long-term debt	2,644,460	2,681,000
Long-term operating lease liabilities	1,357,821	—
Other liabilities	85,912	140,978
Total liabilities	5,284,559	3,754,531

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 146,803 shares issued and outstanding at February 1, 2020; 157,774 shares issued and outstanding at February 2, 2019	9,852	10,594
Additional paid-in-capital	4,872	5,954
Accumulated deficit	(1,438,357)	(1,628,185)
Accumulated other comprehensive loss	(22,831)	(14,558)
Total stockholders’ deficit	(1,446,464)	(1,626,195)
Total liabilities and stockholders’ deficit	$3,838,095	$2,128,336

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year ended
	February 1,	February 2,
(in thousands)	2020	2019
Cash flows from operating activities:
Net income	$272,595	$319,545
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	325,962	—
Depreciation and amortization	125,499	124,271
Share-based compensation	22,910	27,082
Debt issuance costs amortization	4,451	4,997
Loss on write-off of investment	5,036	—
Accretion of long-term debt, net	(129)	(518)
Restructure and impairment charges	48,332	104,238
Deferred income taxes	9,455	8,131
Losses on early extinguishments of debt and refinancing costs	1,316	1,835
Changes in assets and liabilities:
Merchandise inventories	9,504	(63,890)
Prepaid expenses and other	1,671	3,576
Accounts receivable	29,516	(14,100)
Other assets	(3,562)	(1,497)
Operating lease liabilities	(323,010)	—
Accounts payable	(14,787)	(10,461)
Accrued interest	(2,192)	(691)
Accrued liabilities and other	(36,020)	(17,225)
Income taxes	17,647	(44,532)
Other liabilities	(1,019)	3,495
Net cash provided by operating activities	493,175	444,256

Cash flows from investing activities:
Additions to property and equipment	(120,545)	(145,387)
Acquisition of intangible assets	(58,000)	—
Net cash used in investing activities	(178,545)	(145,387)

Cash flows from financing activities:
Common stock repurchased	(107,997)	(456,585)
Payments on term loan credit facility	(24,900)	(24,900)
Payment of 2020 senior subordinated notes	(510,000)	—
Issuance of 2027 senior notes	500,000	—
Borrowings on asset-based revolving credit facility	23,200	355,400
Payments on asset-based revolving credit facility	(23,200)	(355,400)
Payment of debt refinancing costs	(8,162)	(1,117)
Payment of dividends	—	(317)
Proceeds from stock options exercised	506	4,041
Net cash used in financing activities	(150,553)	(478,878)

Net change in cash and equivalents	164,077	(180,009)
Cash and equivalents at beginning of period	245,887	425,896
Cash and equivalents at end of period	$409,964	$245,887

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$386,808	$418,442	$493,175	$444,256
Non-cash operating lease expense	(81,704)	—	(325,962)	—
Depreciation and amortization	(31,474)	(34,338)	(125,499)	(124,271)
Share-based compensation	(4,246)	(6,302)	(22,910)	(27,082)
Debt issuance costs amortization	(942)	(1,238)	(4,451)	(4,997)
Loss on write-off of investment	—	—	(5,036)	—
Accretion of long-term debt, net	(66)	133	129	518
Restructure and impairment charges	—	(59,960)	(48,332)	(104,238)
Deferred income taxes	(19,439)	(421)	(9,455)	(8,131)
Losses on early extinguishments of debt and refinancing costs	—	—	(1,316)	(1,835)
Changes in assets and liabilities	(67,286)	(134,913)	322,252	145,325
Net income	181,651	181,403	272,595	319,545
Interest expense	37,816	37,592	154,090	147,085
Income taxes	57,161	53,952	85,776	97,509
Depreciation and amortization	31,474	34,338	125,499	124,271
Interest income	(1,172)	(775)	(3,185)	(3,160)
EBITDA	306,930	306,510	634,775	685,250
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	—	1,316	1,835
Share-based compensation	4,246	6,302	22,910	27,082
Restructure and impairment charges	—	59,960	48,332	104,238
Severance costs	431	—	5,607	902
Store pre-opening costs	238	423	4,608	4,417
Store remodel costs	94	74	337	5,153
Foreign currency transaction (gains) losses	(383)	672	276	(278)
Store closing costs	313	(187)	(156)	3,134
CEO transition costs(1)	3,668	—	9,236	—
Other(2)	2,173	880	6,661	2,916
Adjusted EBITDA	$317,710	$374,634	$733,902	$834,649
(1)CEO transition costs includes $5.6 million of severance paid to our previous CEO and a $3.7 million sign-on bonus for our new CEO.
(2)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses, directors fees and search costs.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
(In thousands, except per share)	2020	2019	2020	2019
Operating income	$274,957	$273,230	$515,037	$563,612
Restructure and impairment charges and other (a)	—	59,960	48,332	103,935
Inventory write-down (b)	—	—	—	4,104
CEO sign-on bonus	3,668	—	3,668	—
CEO severance costs	—	—	5,569	—
Adjusted operating income	$278,625	$333,190	$572,606	$671,651

Net income	$181,651	$181,403	$272,595	$319,545
Restructure and impairment charges and other (a)	—	59,960	48,332	103,935
Inventory write-down (b)	—	—	—	4,104
CEO sign-on bonus	3,668	—	3,668	—
CEO severance costs	—	—	5,569	—
Write-off of investment (c)	—	—	5,036	—
Losses on early extinguishments of debt and refinancing costs	—	—	1,316	1,835
Interest on 2020 senior subordinated notes (d)	—	—	1,748	—
Tax adjustment for above items (e)	(257)	(14,245)	(14,489)	(26,224)
The Tax Act - adjustments for repatriation taxes and the revaluation of deferred tax assets (f)	—	—	—	987
Adjusted net income	$185,062	$227,118	$323,775	$404,182

Earnings per common share, diluted	$1.24	$1.15	$1.78	$1.86
Restructure and impairment charges and other (a)	—	0.38	0.32	0.60
Inventory write-down (b)	—	—	—	0.02
CEO sign-on bonus	0.02	—	0.02	—
CEO severance costs	—	—	0.04	—
Write-off of investment (c)	—	—	0.03	—
Losses on early extinguishments of debt and refinancing costs	—	—	0.01	0.01
Interest on 2020 senior subordinated notes (d)	—	—	0.01	—
Tax adjustment for above items (e)	(0.00)	(0.09)	(0.09)	(0.15)
The Tax Act - adjustments for repatriation taxes and the revaluation of deferred tax assets (f)	—	—	—	0.01
Adjusted earnings per common share, diluted	$1.26	$1.44	$2.11	$2.35
(a)	Fiscal 2019 excludes charges related to the closure of our Pat Catan's stores and impairment charges recorded as a result of lower than expected operating performance in our wholesale business. Fiscal 2018 excludes charges related to the closure of our Pat Catan's and Aaron Brothers stores and $0.3 million of operating income from the operation of Aaron Brothers (prior to closing).
(b)	Excludes an inventory write-down related to a product purchased from a third-party which did not meet the Company's quality standards.
(c)	Excludes the write-off of an investment in a liquidated business.
(d)	Excludes interest paid on our 2020 Senior Subordinated Notes during the period between the issuance of our 2027 Senior Notes and the redemption of our 2020 Senior Subordinated Notes.
(e)	Adjusts for the tax impact of the restructure and impairment charges, the inventory write-down, the CEO sign-on bonus, severance charges related to the departure of the Company's former CEO, the write-off of an investment in a liquidated business, losses on early extinguishments of debt and refinancing costs and interest on a portion of our 2020 Senior Subordinated Notes.
(f)	Excludes adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries and the revaluation of deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act of 2017.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		Fiscal Year Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Michaels stores:
Open at beginning of period	1,274	1,256	1,258	1,238
New stores	—	3	21	24
Relocated stores opened	—	1	13	21
Closed stores	—	(1)	(5)	(4)
Relocated stores closed	—	(1)	(13)	(21)
Open at end of period	1,274	1,258	1,274	1,258

Aaron Brothers stores:
Open at beginning of period	—	—	—	97
Closed stores	—	—	—	(97)
Open at end of period	—	—	—	—

Pat Catan's stores:
Open at beginning of period	—	36	—	36
Closed stores	—	(36)	—	(36)
Open at end of period	—	—	—	—

Total store count at end of period	1,274	1,258	1,274	1,258

Other Operating Data:
Average inventory per Michaels store (in thousands)	$816	$832	$816	$832
Comparable store sales	(2.4)%	(0.4)%	(1.9)%	0.8%
Comparable store sales, at constant currency	(2.5)%	—%	(1.8)%	0.9%

Contacts

Investor Contact:
Jim Mathias
972.409.1393
James.Mathias@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com